Exhibit 5.1

Michael A. Gist
Senior Counsel
and Assistant Secretary
Conoco Phillips
600 N. Dairy Ashford
Houston, Texas 77079
Phone: (281) 293-3052
Fax:     (281) 293-3240
mike.a.gist@conoco.com

April 7, 2006
ConocoPhillips
600 North Dairy Ashford
Houston, Texas 77079
Ladies and Gentlemen:
     I am Senior Counsel of ConocoPhillips, a Delaware corporation (the “Company”), and have represented the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) of a Registration Statement on Form S-8 (the “Registration Statement”) relating to up to 40,500,000 shares (the “Shares”) of common stock, par value $.01 per share (“Common Stock”), of the Company, issuable pursuant to the ConocoPhillips Savings Plan and the ConocoPhillips Overseas Stock Savings Plan (together, the “Plans”).
     I have examined, directly or indirectly through staff or otherwise to my satisfaction, (i) the Company’s Restated Certificate of Incorporation and the By-Laws, each as amended to date, the Plans and resolutions of the Board of Directors of the Company relating, among other things, to the Plans and (ii) originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to me by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinion hereinafter expressed. In making my examination, I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.
     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that the Shares have been duly authorized and, when issued and delivered against payment of the purchase price therefor in accordance with the terms and provisions of the Plans, such Shares will be validly issued, fully paid and nonassessable.
     I am a member of the Texas Bar and the opinion set forth above is limited in all respects to the laws of the State of Texas and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.
     I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Michael A. Gist
Michael A. Gist
Senior Counsel